                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            Scotsman Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                     809340
                                 (CUSIP Number)

                               Steven Ostner, Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                               New York, NY 10022
                                 (212) 909-6000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 31, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 2 of 41 Pages


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Corporation
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
                                                                (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                                    152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 3 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex DHC LLC
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 4 of 41 Pages


-----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         OMI Quebec Inc.
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                         [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 5 of 41 Pages


------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Capital Corporation
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
                                                                (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 6 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Oncap Holding Corporation
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 7 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gerald W. Schwartz
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 8 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         W. Joseph Manifold
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
                                                                (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 9 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles R. McCollom
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 10 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt Trust u/a dated July 23, 1993
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 11 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 12 of 41 Pages


----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Remo Panella
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Italy
----------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         ----------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          ----------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          ----------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 13 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Teddy F. Reed
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 14 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert L. Schafer
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
___________________________________________________________________[ ]
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 15 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham E. Tillotson
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 16 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann Trust dated July 23, 1993
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                      [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 17 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 18 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Ronald A. Anderson
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 19 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Kevin E. McCrone
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 20 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael P. McCrone
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 21 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael J. de St. Paer
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                      [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 22 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paul L. de St. Paer
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 23 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wendy M. de St. Paer
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 24 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M. Anne de St. Paer
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 25 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham F. Cook
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 26 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jane E. Cook
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 27 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Catherine J. Cook
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 28 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c AJC) Trust
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 29 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c SEC) Trust
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 30 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Christopher R.L. Wheeler
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 31 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Maureen J. Wheeler
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 32 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jonathan R. Wheeler
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 33 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Josephine V. Wheeler
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 34 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John Rushton
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 35 of 41 Pages

----------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Margaret L. Rushton
----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]
----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 152,936
    EACH          --------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           152,936
----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         152,936
----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.4%
----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 36 of 41 Pages

                  AMENDMENT NO. 6 TO STATEMENT ON SCHEDULE 13D

         This Amendment No. 6 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on December 30, 1994 (the "Schedule 13D"), as amended by Amendment No. 1, filed with the Commission on March 10, 1995 ("Amendment No. 1"), Amendment No. 2 filed with the Commission on November 7, 1995 ("Amendment No. 2"), Amendment No. 3 filed with the Commission on April 1, 1997 ("Amendment No. 3"), Amendment No. 4 filed with the Commission on August 26, 1997 ("Amendment No. 4") and Amendment No. 5 filed with the Commission on October 22, 1997 ("Amendment No. 5"), relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Scotsman Industries, Inc. ("Scotsman" or the "Issuer"). This Amendment is being filed on behalf of the reporting persons identified in the cover pages of this Amendment (collectively, the "Reporting Persons"). This Amendment amends Item 5 of the Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Reference is made to Rows (11) and (13) of each Reporting Person's cover page.

         (b) Reference is made to Rows (7) through (10) of each Reporting Person's cover page.

         (c) (1) On March 31, 1998, Onex DHC LLC effected sales of a total of 1,611,699 shares of Common Stock at a price of $27.50 per share on the New York Stock Exchange.

             (2) On February 3, 1998, Kevin McCrone effected sales of 7,500 shares of Common Stock at a price of $25.93 per share and 2,500 shares of Common Stock at a price of $25.81 per share on the New York Stock Exchange.

         (e) On March 31, 1998, the Reporting Persons ceased to be beneficial owners of more than 5% of the outstanding Common Stock.

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 37 of 41 Pages

SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 1, 1998

                  **                                  Onex Corporation
         -------------------------
         Gerald W. Schwartz

                                             By:               **
                                                      --------------------------
                                                      Ewout R. Heersink
         Onex Capital Corporation                     Vice-President

By:               **                                  Oncap Holding Corporation
         --------------------------
         Ewout R. Heersink
         Vice-President
                                             By:               **
                                                      --------------------------
                                                      Ewout R. Heersink
                                                      Vice-President
         OMI Quebec Inc.

By:               **                                  Onex DHC LLC
         --------------------------
         Ewout R. Heersink
         Vice-President
                                             By:               **
                                                      --------------------------
                                                      Donald F. West
                                                      Representative


                                           **By:      /s/ Ewout R. Heersink
                                                      --------------------------
                                                      Ewout R. Heersink
                                                      Attorney-in-Fact

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 38 of 41 Pages

SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 2, 1998

                  ***                                          ***
         --------------------------                   --------------------------
         Charles R. McCollom                          Graham E. Tillotson

         /s/ W. Joseph Manifold                       John A. Tilmann Trust
         --------------------------                   dated July 23, 1993
         W. Joseph Manifold
                                             By:               ***
                                                      --------------------------
                                                      John A. Tilmann
         Anita J. Moffatt Trust                       Trustee
         u/a dated July 23, 1993
                                                               ***
By:               ***                                 --------------------------
         --------------------------                   John A. Tilmann
         Anita J. Moffatt
         Trustee                                               ***
                                                      --------------------------
                  ***                                 Ronald A. Anderson
         --------------------------
         Anita J. Moffatt                                      ***
                                                      --------------------------
                  ***                                 Kevin E. McCrone
         --------------------------
         Remo Panella                                          ***
                                                      --------------------------
                  ***                                 Michael P. McCrone
         --------------------------
         Teddy F. Reed                       ***By:   /s/ W. Joseph Manifold
                                                      --------------------------
                  ***                                 W. Joseph Manifold
         --------------------------                   Attorney-in-Fact
         Robert L. Schafer

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 39 of 41 Pages

SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 1, 1998

                  ****                                         ****
         --------------------------                   --------------------------
         Graham F. Cook                               Jane E. Cook

                  ****                                G.F. Cook & J.E. Cook
         --------------------------                   (A/c SEC) Trust
         Catherine J. Cook
                                             By:               ****
                                                      --------------------------
                                                      Name: J.E. Cook, G.F. Cook
G.F. Cook & J.E. Cook                                 Title: Trustees
   (A/c AJC) Trust

By:               ****
         --------------------------
         Name:  J.E. Cook, G.F. Cook
         Title: Trustees
                                                               ****
                  ****                                --------------------------
         --------------------------                   Paul L. de St. Paer
         Michael J. de St. Paer
                                                               ****
                  ****                                --------------------------
         --------------------------                   M. Anne de St. Paer
         Wendy M. de St. Paer
                                                               ****
                  ****                                --------------------------
         --------------------------                   Maureen J. Wheeler
         Christopher R.L. Wheeler
                                                               ****
                  ****                                --------------------------
         --------------------------                   Josephine V. Wheeler
         Jonathan R. Wheeler
                                                               ****
                  ****                                --------------------------
         --------------------------                   Margaret L. Rushton
         John Rushton
                                                  ****By:  /s/ Graham F. Cook
                                                           ---------------------
                                                               Graham F. Cook
                                                               Attorney-in-Fact